Exhibit 7.7

Execution Version

Dated 25 August 2017

Charge over Shares

Relating to the share capital of

iKang Healthcare Group, Inc.

in relation to

a US$19,000,000 Term Loan Facility

between

ShanghaiMed, Inc.

as Chargor

Gopher Global Credit Fund II

as Chargee

White & Case

9th Floor Central Tower

28 Queen’s Road Central

Hong Kong,

Hong Kong

i

This Charge over Shares is dated 25 August 2017 and is hereinafter referred to as (this “Charge”)

Between:

(1)                                 SHANGHAIMED, INC., a company incorporated and existing under the laws of the British Virgin Islands (registration number: 572820) with its registered office at Moore Stephens International Services (BVI) Limited, Palm Grove House, P.O. Box 3186, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the “Chargor”); and

(2)                                 GOPHER GLOBAL CREDIT FUND II, with its registered office at PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands as chargee (the “Chargee”).

Whereas:

(a)                                 The Chargor, in its capacity as the borrower (the “Borrower”) and the Chargee, in its capacity as the lender (the “Lender”), are parties to the Facility Agreement (as defined below).

(b)                                 It is a condition precedent to the Chargee performing its obligations under the Facility Agreement that the Chargor enters into this Charge with the Chargee for payment and discharge of the Secured Liabilities (as defined below) subject to and upon the terms and conditions set out herein.

(c)                                  It is intended by the Parties that this Charge shall take effect as a deed notwithstanding that the Chargee may execute this Charge under hand.

This charge witnesses as follows:

1.                                      Definitions and Interpretation

1.1                               Definition

In this Charge, terms defined and expressions construed or interpreted in the Facility Agreement and used but not redefined herein shall have the meanings set out in the Facility Agreement, mutatis mutandis, as if the same were set out in full in this Charge.  In addition, unless the context otherwise requires, the following words and expressions shall have the meaning set out opposite them:

“Acceleration Notice” has the meaning given to such term in Clause 6.1 (Prior to Charge becoming Enforceable).

“Cash Settlement Account” means the cash account opened by the Chargor with the Custodian in the name of the Chargor with account number 193208 to receive from time to time all dividends, interest and other monies arising from the Shares or the sale of such Shares charged under this Charge from time to time.

“Charged Assets” means (i) the Shares (and any part of them), (ii) the Related Assets, (iii) the Custodian Account (and all monies standing to its credit from time to time), (iv) the Cash Settlement Account (and all monies standing to its credit from time to time), (v) the Specified Rights, and (vi) such additions and/or substitutions of each of the foregoing from time to time.

“Custodian” shall have the meaning given to that term in the Facility Agreement.

“Custodian Account” means the securities account opened with the Custodian in the name of the Chargor with account number 193208 and any other securities account designated as a Custodian Account for the purposes of this Charge by the Chargor and the Chargee from time to time.

“Dividends”  means all dividends, distributions, money, interest or other income received or receivable by the Chargor now or in the future arising from the Shares and/or under or by virtue of the Relevant Agreements, together with the full benefit of all rights and remedies relating thereto including, but not limited to, all claims for damages and other remedies for non-payment of the same and all proceeds and forms of remittance in respect of the same and all rights and proceeds of the exercise of rights of set-off.

“Document” includes any transfer, renunciation, proxy, mandate, legal or other charge, mortgage, assignment, deed or any other document.

“Encumbrance” includes any mortgage, pledge, lien, hypothecation, charge, assignment or deposit by way of security or any other agreement or arrangement giving or having the effect of giving security or preferential treatment to a creditor.

“Enforceable” means in the context of the enforcement of this Charge, the point at which the security created under this Charge shall become enforceable pursuant to Clause 10.1 (Enforcement of Charge and Powers of the Chargee).

“Event of Default” shall have the meaning given to that term in the Facility Agreement.

“Facility Agreement” means the facility agreement in relation to a US$19,000,000 term loan facility dated on or about the date of this Charge between (1) ShanghaiMed, Inc. as the Borrower and (2) Gopher Global Credit Fund II as the Lender, as amended, supplemented, replaced and/or restated from time to time and not withstanding any increase in the principal amount of the facility made available to the Borrower under it.

“Listco” shall have the meaning given to that term in the Facility Agreement.

“Party” means a party to this Charge.

“Receiver” means the person (or persons) appointed to be a receiver pursuant to Clause 25 (Appointment of Receiver).

“Related Assets” means all ancillary rights and benefits arising pursuant to the Shares and includes (without limitation):  (a) accretions, allotments, rights, money, property or other benefits arising or accruing from the Shares (whether by way of conversion, exchange, redemption, bonus, preference, option or otherwise); (b) Dividends, distributions, interest and other income or monies arising from the Shares; (c) stock, shares and securities offered in addition to, in substitution of or in exchange for the Shares; and (d) any part of the foregoing together with the full benefit of all rights and remedies relating thereto, including (without limitation) all claims for damages and other remedies for non-payment of the same.

“Relevant Agreements” means collectively, any joint venture agreement, partnership agreement, shareholders’ agreement or other document relating to the Chargor’s shareholding in the Listco or the Shares, equity interest or investment in the Listco.

“Secured Liabilities” means all principal sums of money and liabilities now or in the future due, owing or payable by any and all Obligors to the Lender under or in connection with the Finance Documents, whether actually or contingently, whether solely or jointly with any other person, whether as principal or surety and whether or not the Lender was an original party to such Finance Document or the relevant transaction contemplated thereby, together with all interest, commission, fees, charges, costs and expenses and other sums and payments for which any Obligor may be or become liable to the Lender in respect of, under or in connection with any Finance Documents (after as well as before any demand or judgment) including (without limitation) Tax gross-ups or indemnities, stamp Taxes and Indirect Taxes payable under clause 10 (Tax Gross-Up and Indemnities) of the Facility Agreement.

“Shares” means any and all ADSs deposited with the Custodian through the Custodian Account from time to time including 1,256,820 ADSs which are part of the Initial Collateral Shares on the initial Utilisation Date.

“Specified Rights” means all present and future rights (whether contractual or otherwise) which the Chargor has or may acquire against the Custodian or in respect of the Custodian Account and the Cash Settlement Account including, without limitation, any rights which the Chargor may have to require delivery of any Charged Assets and all claims for damages and rights to receive monies due or becoming due in connection with the Charged Assets, Custodian Account and/or Cash Settlement Account.

“Transfer Forms”  means:  (a) any instruments of transfer and (where applicable) bought and sold notes; (b) any assignments; (c) any instructions or notices to any relevant depositary, custodian or person; and (d) any other documentation required to transfer, improve or perfect title to the Shares or any of them.

1.2                               Construction

(a)                                 In the event that any term of this Charge conflicts with the terms of the Facility Agreement, then the terms of the Facility Agreement shall prevail.

(b)                                 A certificate of the Chargee as to the amount of any Secured Liabilities owed to it shall be prima facie evidence of the existence and amount of such Secured Liabilities.

(c)                                  Unless otherwise stated, any reference in this Charge to any agreement or document (including any reference to this Charge or any other Finance Document or to any agreement or document entered into pursuant to or in accordance with such agreement or document) shall be construed as a reference to:

(i)                                     such agreement or document as amended, restated, varied, novated or supplemented from time to time; and

(ii)                                  any agreement or document whereby such agreement or document is so amended, restated, varied, novated or supplemented or which is entered into pursuant to or in accordance with any such agreement or document.

(d)                                 For the purposes of this Charge, unless otherwise stated:

(i)                                     any reference in this Charge to Clauses, Schedules or Paragraphs is to clauses, schedules and paragraphs in this Charge;

(ii)                                  headings are inserted for ease of reference only and shall be ignored in construing this Charge; and

(iii)                               words importing the plural include the singular and vice versa.

(e)                                  A provision of law is a reference to that provision as amended or re-enacted.

(f)                                   Any reference in this Charge to the Chargee shall (as the context requires) also be a reference to any nominee appointed by the Chargee from time to time.

1.3                               Third party rights

(a)                                 Unless expressly provided to the contrary in this Charge, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Charge.

(b)                                 Notwithstanding any term of this Charge, the consent of any person who is not a Party is not required to rescind or vary this Charge at any time.

(c)                                  Any Receiver may, subject to this Clause 1.3 and the Third Parties Ordinance, rely on any Clause of this Charge which expressly confers rights on it.

2.                                      Covenant to Pay

2.1                               The Chargor hereby covenants that it will as primary obligor and not only as a surety, on demand in writing made to it by the Chargee, pay or discharge to the Chargee all the Secured Liabilities.

2.2                               The making of one demand under this Charge will not preclude the Chargee from making any further demands.

3.                                      Security

3.1                               Fixed Charge

The Chargor charges to the Chargee by way of first fixed charge as legal and beneficial owner as continuing security for the payment and discharge of the Secured Liabilities:

(a)                                 the Shares;

(b)                                 the Related Assets;

(c)                                  the Custodian Account;

(d)                                 the Specified Rights; and

(e)                                  all monies from time to time deposited in the Cash Settlement Account together with all interest and benefit earned thereon, and all of her right, title, benefit and interest whatsoever arising out of and in respect of the Cash Settlement Account.

3.2                               Assignment

The Chargor assigns and agrees to assign absolutely by way of security to the Chargee as continuing security for the payment and discharge of the Secured Liabilities:

(a)                                 the Specified Rights;

(b)                                 all its rights, title, benefit and interest arising out of and in respect of the Cash Settlement Account; and

(c)                                  all its other rights present and future relating to the Charged Assets.

3.3                               Floating Charge

(a)                                 To the extent the fixed charge created under Clause 3.1(e) above cannot be or is not effectively created thereunder, the Chargor charges by way of first floating charge, all monies from time to time deposited in the Cash Settlement Account together with all interest and benefit earned thereon, and all of its right, title, benefit and interest whatsoever arising out of and in respect of the Cash Settlement Account.

(b)                                 The floating charge comprised under Clause 3.3(a) above shall be automatically converted into a fixed charge immediately upon the occurrence of an Event of Default.

4.                                      Undertakings in respect to Charged Assets

4.1                               Custodian Account and Cash Settlement Account

(a)                                 The Chargor shall promptly take each of the following steps described in the following order (to the extent not already done) to the satisfaction of the Chargee:

(i)                                     First, open a Custodian Account with the Custodian;

(ii)                                  Second; provide a notice to the Custodian substantially in the form set out in Schedule 1 (Form of Notice of Charge to the Custodian);

(iii)                               Third; procure that the acknowledgement of notice of charge from the Custodian in the form set out in Schedule 2 (Form of Acknowledgement of Notice of Charge from the Custodian) is duly received by the Chargee within five (5) days of receipt of the notice by the Custodian; and

(iv)                              Fourth; transfer all Shares which are charged under this Charge to the Custodian Account held with the Custodian.

(b)                                 The Chargor shall complete the procedures set out paragraphs (i) to (iv) of Clause 4.1(a) above within five (5) Business Days after the execution of this Charge.

4.2                               Cash Settlement Account

(a)                                 The Chargor shall promptly on execution of this Charge open and maintain the Cash Settlement Account with the Chargee and will not permit or agree to any variation of the rights attaching to it, or close the same prior to the discharge in full of the Secured Liabilities without the prior written consent of the Chargee.

(b)                                 Subject to Clause 6 (Voting Rights and Dividends) all dividends, interest and other monies arising from the Charged Assets shall be paid into the Cash Settlement Account and the Chargor shall procure the same.

(c)                                  Subject to Clause 6 (Voting Rights and Dividends), any interest accrued on the monies standing to the Cash Settlement Account shall be retained by the Borrower.

5.                                      Power of Attorney

The Chargor by way of security irrevocably appoints the Chargee and any Receiver severally to be its attorney (with full power to appoint substitutes and to delegate), in its name and on its behalf, and as its act and deed:

(a)                                 at any time to execute, deliver and perfect any Document and any instruments of proxy, perform any act or otherwise which may be required of the Chargor, under this Charge or deemed by such attorney necessary or desirable for any purpose of this Charge or to enhance or perfect the security intended to be constituted by this Charge; and;

(b)                                 at any time after this Charge has become Enforceable, to transfer legal ownership of any Charged Assets,

and, in each case, the Chargor shall ratify and confirm all acts done by the Chargee or any Receiver, any substitute or delegate in the exercise or purported exercise of this power of attorney.

6.                                      Voting Rights and Dividends

6.1                               Prior to Charge becoming Enforceable

At any time prior to this Charge becoming Enforceable and the Lender having served a notice (the “Acceleration Notice”) on the Borrower pursuant to clause 19.15 (Acceleration) of the Facility Agreement:

(a)                                 all voting and other rights attaching to such Charged Assets shall continue to be exercised by the Chargor;

(b)                                 all cash Dividends and other monies payable in respect of the Charged Assets shall first be deposited into the Cash Settlement Account (and the Chargor shall promptly notify the Chargee of such receipt) and the Chargor may not withdraw any amount standing to the credit of the Cash Settlement Account without the prior written consent of the Chargee;

(c)                                  all Dividends payable in any other form in respect of the Charged Assets shall be deposited into the Custodian Account or as otherwise instructed by the Chargee; and

(d)                                 the Chargor will not withdraw or otherwise transfer any Shares from the Custodian Account,

provided always that the Chargor shall not exercise any of the above rights in a way which may prejudice the value of or vary any of the rights attached to or conferred by the Charged Assets or otherwise impair the value (as determined by the Chargee in a commercially reasonable manner) of or jeopardise the security created pursuant to this Charge.

6.2                               After Charge has become Enforceable

(a)                                 At any time after this Charge has become Enforceable and the Lender has served an Acceleration Notice on the Borrower:

(i)                                     the Chargor shall cease to exercise any of the rights or perform any of the acts permitted pursuant to Clause 6.1 (Prior to Charge becoming Enforceable);

(ii)                                  the Chargee may (at its sole discretion, in the name of the Chargor or otherwise and without any further consent or authority from the Chargor);

(A)                               exercise (or refrain from exercising) all voting and other rights attaching to the Charged Assets and any rights attaching to the Charged Assets (including, without limitation, applying all Dividends, interest and other monies arising from the Charged Assets as though they had been realised as proceeds of sale pursuant to this Charge);

(B)                               exercise (or refrain from exercising) the rights of a legal owner of the Charged Assets, including (without limitation) the right, in relation to any company whose shares or other securities are included in the Charged Assets, to concur or participate in:

(I)                             the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof),

(II)                        the realisation, modification or variation of any rights or liabilities attaching to any such shares or securities, and

(III)                   the exercise, renunciation or assignment of any right to subscribe for any such shares or securities,

in each case in such manner and on such terms as the Chargee may think fit;

(iii)                               all Related Assets shall, if received by the Chargor or its nominee, be held on trust for, and forthwith paid or transferred to, the Chargee; and

(iv)                              the Chargee may forthwith (without notice to and without any further consent on the part of the Chargor) set off all amounts standing to the credit of the Cash Settlement Account against all or any part of the Secured Liabilities that are due and payable but unpaid.  The Chargee may, for the purpose of such set-off, convert any amount standing to the credit of the Cash Settlement Account into another currency and generally exercise all other rights, remedies and powers of enforcement conferred by law, all in such manner as the Chargee may in its absolute discretion determine (whether or not any deposit funding period would be broken) regardless of the place of payment, booking branch or currency of either obligation.

(b)                                 If, at any time after this Charge has become Enforceable but before the Lender has served an Acceleration Notice on the Borrower, the Chargor intends to exercise the voting rights attaching to the Charged Assets:

(i)                                     the Chargor must notify the Chargee in writing with reasonable details in respect of the proposed exercise of such voting rights; and

(ii)                                  the Chargor’s proposed exercise of the voting rights shall not result in any other Default or Event of Default or may, in the opinion of the Chargee, adversely affect the enforcement of the Chargee’s rights under this Charge.

6.3                               If the Chargor receives a balance sheet, profit and loss account or any notice, report, statement or circular sent or delivered by the issuer of any Charged Assets to its shareholders, it shall promptly deliver a copy to the Chargee; provided that the Chargor shall have no obligation to deliver any Material Non-Public Information.

7.                                      Continuing Security

7.1                               Continuing Security

This Charge shall be a continuing security notwithstanding any intermediate payment or settlement of accounts or other matters whatsoever and shall remain in force unless and until discharged in writing by the Chargee following the full and valid payment or discharge of the Secured Liabilities.

7.2                               Discharge

Any discharge referred to in Clause 7.1 (Continuing Security) and any composition or arrangement which the Chargor may effect with the Chargee shall be deemed to be made subject to the express condition that it will be void if any payment or security which the Chargee may have received or may receive from any person in respect of the Secured Liabilities is avoided, invalidated or set aside or if any order is made in respect thereof under any enactment relating to insolvency.

8.                                      Representations and Warranties

8.1                               Representations and Warranties

The Chargor makes the representations and warranties set out in clause 15 (Representations) of the Facility Agreement as if those representations and warranties were set out in full in this Charge with such amendments as the context may require and as are necessary in order for such representations and warranties to be made (or deemed to be repeated if such representations and warranties are repeating representations and warranties) by the Chargor on the same basis as the Borrower under clause 15 (Representations) of the Facility Agreement.

8.2                               Repetition

The representations and warranties made in Clause 8.1 above are made on the date of this Charge and the Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of the Utilisation Request and the first day following each Interest Payment Date.

9.                                      Covenants

The Chargor covenants with the Chargee that it shall:

(a)                                 not sell, transfer, alienate or deal with the Charged Assets or any interest in any of the Charged Assets or attempt or agree to do so, in each case except as permitted or contemplated under the Facility Agreement;

(b)                                 not (except for this Charge) create or agree to create or permit to arise or subsist any Encumbrance on any of the Charged Assets;

(c)                                  not do, cause or permit to be done anything which may in any way jeopardise or otherwise prejudice the validity or priority of the security created or intended to be created by this Charge;

(d)                                 not cause or permit any amendment or supplement to be made to the constitutional documents of the Listco, if such amendment or supplement may materially prejudice the interests of the Lender, provided that, any amendment to the constitutional documents of Listco that affects the validity or enforceability of, or the ranking of, any Security granted or purported to be granted pursuant to this Charge shall be deemed materially prejudicial to the rights or interests of the Lender;

(e)                                  at all times remain the legal and beneficial owner of the Charged Assets;

(f)                                   promptly pay direct to the Listco any calls on any Charged Assets which are not fully paid and if it defaults in this obligation, the Chargee may (but shall not be obliged to) do so on behalf of the Chargor (and any amount so expended shall be recoverable by the Chargee under Clause 15 (Expenses and Indemnity));

(g)                                  comply in all respects with the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange or any other listing rules which the Listco may be required to comply with from time to time, to which it may be subject;

(h)                                 not waive, release, settle, compromise, abandon or set-off any claim or the liability of any person in respect of any authorised, declared or paid Dividends, or do or omit to do any other act or thing whereby the recovery in full of such Dividends as and when they become payable may be impeded;

(i)                                     forward to the Chargee any notices, reports, accounts, circulars and other documents relating to the Charged Assets (other than such information that has been provided by the issuer of the Charged Assets with respect to such Charged Assets under Clause 6.3) as soon as they are received; provided that the Chargor shall have no obligation to deliver Material Non-Public Information;

(j)                                    not expressly consent to anything that the Listco may do (whether an act or omission) which would jeopardise or would otherwise in any way impair the security created under this Charge (including, without limitation, the value (as determined by the Chargee in a commercially reasonable manner), validity or enforceability of the security created under this Charge);

(k)                                 not enter into any shareholder agreement or similar agreements or arrangements governing the relationship between the shareholders of the Listco or the issue or ownership of shares in the Listco would jeopardise or would otherwise in any way impair the security created under this Charge (including, without limitation, the value (as determined by the Chargee in a commercially reasonable manner), validity or enforceability of the security created under this Charge);

(l)                                     ensure that:

(i)                                     the Shares are freely and fully transferable and not subject to or the subject of any pre-emption rights, “lock-up” periods or restrictions on transfers;

(ii)                                  the Shares are fully paid and no moneys or liabilities are outstanding or payable in respect of any of them;

(iii)                               all calls, subscription moneys and other moneys payable on or in respect of any of the Shares are promptly paid and the Chargee or its nominees are indemnified against any cost, liabilities or expenses which it or they may suffer or incur as a result of any failure by the Chargor to pay the same; and

(iv)                              all necessary disclosures in respect of the holding of any interests in the Shares are made in accordance with any applicable law and/or regulation;

(m)                             pay or deposit or instruct the Custodian to

(i)                                     pay all Dividends in cash and other monies payable in respect of the Shares into the Cash Settlement Account; and

(ii)                                  deposit all Dividends payable in any other form in respect of the Charged Assets into the Custodian Account or as otherwise instructed by the Chargee;

(n)                                 if, at any time after the date of this Charge apply to have itself registered as a registered non-Hong Kong Company under Part XVI of the Companies Ordinance (Cap. 622) of Hong Kong, and consequently be registered;

(i)                                     notify the Chargee immediately of such application and details of its registration; and

(ii)                                  promptly (and in any event no later than one (1) month from the date of its registration) take all steps to comply with the requirements of the Companies Ordinance (Cap. 622) of Hong Kong in respect of this Charge and the security hereby created including registering this Charge with the Hong Kong Companies Registry and supplying to the Chargee the original certificates of registration in respect of this Charge.

(o)                                 immediately after the execution of this Charge, instruct its registered agent to create and maintain a register of charges and to enter particulars of the security created pursuant to this Charge in such register of charges, and the Chargor shall instruct its registered agent to effect registration of particulars of this Charge at the Registry of Corporate Affairs of the British Virgin Islands (the “Registry”) pursuant to Section 163 of the BVI Business Companies Act 2004 (as amended) of the British Virgin Islands (the “BCA”);

(p)                                 promptly and in any event within three (3) Business Days from and including the date of execution of this Charge, shall deliver or procure to be delivered to the Chargee a certified copy of the updated register of charges recording the particulars of the security created pursuant to this Charge and a confirmation in writing from the registered agent of the Chargor that the relevant application form to register the security created pursuant to this Charge with the Registry has been filed with the Registry pursuant to Section 163 of the BCA; and

(q)                                 promptly and in any event within thirty (30) Business Days from and including the date of execution of this Charge, shall deliver or procure to be delivered to the Chargee the certificate of registration of charge issued by the Registry and a Registry stamped copy of the description of the security created pursuant to this Charge.

10.                               Enforcement of Charge & Powers of the Chargee

10.1                        This Charge and the security constituted by this Charge shall be immediately enforceable if an Event of Default has occurred and the Chargee has served notice to the Chargor pursuant to clause 19.15 (Acceleration) of the Facility Agreement.

10.2                        The Chargee may, at any time upon the security constituted by this Charge becoming Enforceable, (in accordance with Clause 9 above) sell or otherwise dispose of all the title to and interest in the Charged Assets or (as it may elect and without prejudice to any later exercise of this power) the whole or any part of the Charged Assets for such consideration (which may comprise or include shares or debentures), upon such terms and generally in such manner as the Chargee may think fit in its absolute discretion.

10.3                        All monies received by the Chargee on the realisation or enforcement of this Charge shall be applied by the Chargee in or towards the discharge of the Secured Liabilities as the Chargee thinks fit (and the Chargee may, pending the payment to the Chargee of all of the Secured Liabilities, place and keep to the credit of a separate or suspense account any money so received for so long and in such manner as the Chargee may determine without any obligation to apply that money or any of it towards the discharge of the Secured Liabilities) until the amount deposited into such suspense account, together with amounts in any other accounts opened pursuant to any Finance Documents and any other payments to the Chargee pursuant to the Finance Documents, are sufficient to satisfy all of the Secured Liabilities at which point all such amounts shall be applied to the Secured Liabilities with any surplus being paid to the Chargor.

10.4                        The Chargee shall not be liable for:

(a)                                 any loss arising out of any sale or other disposal of any of the Charged Assets or the exercise of or failure to exercise any of the Chargee’s powers under this Charge, however caused and whether or not a better price could or might have been obtained by deferring or advancing the date of such sale or other disposal and the Chargee shall not be liable to account as mortgagee in possession for any of the Charged Assets; or

(b)                                 any neglect or default to pay any call or instalment or to accept any offer or to notify the Chargor of any matter or for any other loss of any nature whatsoever in connection with any of the Charged Assets.

10.5                        No person dealing with the Chargee, its brokers or agents, shall be concerned to enquire whether this Charge has become Enforceable, whether any power exercised or purported to be exercised has become exercisable, whether any Secured Liabilities remains due, as to the necessity or expediency of any terms subject to which any sale or other disposal of any Charged Assets shall be made, or otherwise as to the propriety or regularity of any sale or other disposal of any Charged Assets, or to see to the application of any money paid to the Chargee, its brokers or agents, and such dealings shall be deemed to be within the powers hereby conferred and to be valid accordingly.

11.                               Further Assurance

The Chargor shall at any time and from time to time if reasonably required by the Chargee promptly sign, seal, deliver and complete all Documents, give such instructions or directions as the Chargee may require relating to any Charged Assets to protect or preserve its security and do all acts and things which the Chargee may reasonably require for perfecting or improving its title to and security over any Charged Assets or vesting or enabling it to vest any Charged Assets in itself or its nominee or in any purchaser or to facilitate the sale or other disposal of any of the Charged Assets or the exercise of any of the rights or powers attaching to any Charged Assets or hereby conferred on the Chargee such Documents, to be prepared by or on behalf of the Chargee at the cost of the Chargor and to be in such form as the Chargee may require.

12.                               Additional or Future Security

12.1                        This Charge is in addition to and independent of and shall not affect (or be affected by) any guarantees, indemnities or Encumbrances whatsoever which the Chargee may hold now or hereafter for any part of the Secured Liabilities and maybe enforced without first having recourse to and shall not prejudice or merge with any such guarantee, indemnity or Encumbrance.

12.2                        Without prejudice to Clause 9.1(b), if the Chargee receives or is deemed to have received notice of any Encumbrance or any other interest affecting any Charged Assets:

(a)                                 the Chargee may open a new account for the Chargor and, if it does not, it shall be deemed to have done so at the time it received or is deemed to have received such notice; and

(b)                                 all payments received by the Chargee from the Chargor or any other person in respect of the Secured Liabilities after the Chargee receives such notice shall be credited, or deemed to have been credited, to the new account and shall not operate to reduce the amount of the Secured Liabilities at the time the Chargee received such notice, until the amount deposited into such account, together with amounts in any other accounts opened pursuant to any Finance Documents and any other payments to the Chargee pursuant to the Finance Documents, are sufficient to satisfy all of the Secured Liabilities at which point all such amounts shall be applied to the Secured Liabilities with any surplus being paid to the Chargor.

13.                               Waiver Forbearance Cumulative Remedies and Partial Invalidity

13.1                        No failure to exercise and no delay on the part of the Chargee in exercising any right, remedy, power or privilege under this Charge and no course of dealing between the parties shall be construed or operate as a waiver of thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise of it or the exercise of any other right, remedy, power or privilege.  The rights and remedies provided in this Charge are cumulative and not exclusive of any rights or remedies provided by law or under the Finance Documents.

13.2                        If any provision of this Charge is illegal, invalid or unenforceable the other provisions and the remainder of the affected provision shall continue to be valid.

14.                               Variation of Terms

No variation, deletion, replacement of or supplement to this Charge or any of its terms shall be effective unless made in writing and signed by or on behalf of each party to this Charge.

15.                               Expenses and Indemnity

(a)                                 The Chargor shall reimburse the Chargee on demand with respect to costs and expenses in accordance with clauses 14.1 (Transaction Expenses) and 14.2 (Amendment Costs) of the Facility Agreement.

(b)                                 The Chargor shall reimburse the Lender in accordance with clause 12 (Other Indemnities) of the Facility Agreement.

16.                               Stamp Duty

The Chargor shall pay all present and future stamp, registration and similar taxes or charges which may be payable or determined to be payable in any applicable jurisdiction in connection with the execution, delivery, performance or enforcement of this Charge or any judgment given in connection with this Charge and shall indemnify the Chargee or the Receiver against any and all liabilities including penalties with respect to or resulting from its delay or omission to pay any such stamp, registration and similar taxes or charges.

17.                               Currency Indemnity

Clause 12.1 (Currency Indemnity) of the Facility Agreement shall apply to this Charge mutatis mutandis.

18.                               Information

The Chargee may from time to time seek from any other banker or provider of finance to the Chargor such information about the Chargor and its affairs to the extent the Chargee is entitled to such information pursuant to clause 16 (Information Undertakings) of the Facility Agreement.

19.                               Discharge, Release and Avoidance

19.1                        Any settlement or discharge between the Chargee and the Chargor in respect of the Secured Liabilities shall be subject to the condition that no security or payment to the Chargee by the Chargor or any other person shall be avoided or reduced by virtue of any provisions or enactments relating to insolvency or otherwise.  If any such security or payment shall be so avoided or reduced, the Chargee shall nevertheless be entitled to recover the value or amount thereof subsequently from the Chargor and to exercise its rights under this Charge as if such settlement or discharge had not been effected.

19.2                        In the event of any claim being made or proceedings being taken against the Chargee the effect of which, if successful, would be the avoidance or reduction of any such security or payment and whether or not the Chargor shall have been made a party thereto, the Chargee shall have absolute discretion to concede or settle the same on such terms as it may think fit whereupon it shall be as if such concession or settlement had been ordered by the court (without possibility of appeal) and the Chargor shall in addition pay the Chargee all costs and expenses (on a full indemnity basis) arising out of or in connection with any such claim or proceedings.

20.                               Assignment and Transfer

20.1                        The rights and obligations of the Chargor under this Charge are not assignable or transferable and the Chargor shall not purport to assign or transfer any or all such rights or obligations.

20.2                        The Chargee may at any time assign all or any part of its rights under this Charge to any person to whom it (in its capacity as the Lender) assigns any or all of its rights in accordance with the terms of the Facility Agreement, provided that the Chargee may assign all or any part of its rights under this Charge to any person (other than any natural person) when an Event of Default is continuing.

21.                               Disclosure

Clause 21 (Disclosure of Information) of the Facility Agreement shall apply to this Charge mutatis mutandis.

22.                               Notices

22.1                        Any notice or other communication to be given under or in connection with this Charge (“Notice”) shall be in accordance with clause 25 (Notices) of the Facility Agreement.

22.2                        The addresses, fax numbers and email addresses (and the department or officer, if any, for whose attention the communication is to be made) for service of Notices are:

(a)	the Chargor:

	Name:	ShanghaiMed, Inc.
	Address:	6/F, Tower B, Shimao Mansion, No. 92A, Jianguo Road, Chaoyang District, Beijing (北京市朝阳区建国路甲92号世茂大厦B座6层)
	For the attention of:	Ligang Zhang
	Fax number:	+1-617-812-5705
	Email address:	leezhang1971@yahoo.com

(b)	the Chargee:

	Name:	Gopher Global Credit Fund II
	Address:	Room 01-04, 15/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong
	For the attention of:	Steven Shi
	Fax number:	+852 3700 1740
	Email address:	shishuncheng@noahwm.hk

22.3                        A Party shall notify the other Parties of any change to its address in accordance with the provisions of this Clause 22 provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after receipt.

23.                               English Language

Each communication between the parties to this Charge shall be either in English or accompanied by a translation into English, which is certified as being a true and accurate translation.

24.                               Set-Off

The Chargee may retain any money standing to the credit of the Chargor with the Chargee in any currency upon any account (whether or not in the Chargor’s name) or otherwise as cover for any Secured Liabilities and the Chargor agrees that the Chargee may at any time or times without notice to it combine or consolidate any or all sums of money now or subsequently standing to the Chargor’s credit upon any such account with all or such part of the Secured Liabilities as the Chargee may determine (whether presently payable or not) and the Chargee may purchase with any such money any other currency required to effect such combination.

25.                               Appointment of Receiver

25.1                        At any time after this Charge has become Enforceable or if so requested by the Chargor, the Chargee may appoint in writing any person or persons to be a receiver and manager or receivers and managers of all or any part of the Charged Assets.

25.2                        Where more than one Receiver is appointed they shall have power to act severally (unless the Chargee shall specify to the contrary) in relation to the Charged Assets.  An appointment over part only of the Charged Assets shall not preclude the Chargee from making a subsequent appointment of a Receiver over any part of the Charged Assets over which an appointment has not previously been made by the Chargee.

25.3                        The Chargee may from time to time determine the remuneration of the Receiver (subject to section 300 of the Companies (Winding-up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) and remove the Receiver from all or any part of the Charged Assets of which he is the Receiver and after the Receiver has vacated office or ceased to act in respect of any of the Charged Assets appoint a further Receiver over all or any part in respect of which he shall have ceased to act.

25.4                        The Receiver shall be the agent of the Chargor (who shall be solely liable for his acts, defaults and remuneration, unless and until the Chargor goes into bankruptcy or liquidation and thereafter he shall act as principal and shall not become the agent of the Chargee or any the other beneficiaries).

25.5                        In addition to those powers conferred by law, the Receiver shall have and be entitled to exercise all the powers set out below:

(a)                                 to exercise all voting and other rights attaching to Charged Assets owned by the Chargor;

(b)                                 to make any arrangement or compromise with the Chargee as he shall think fit;

(c)                                  to appoint managers, officers and agents for the above purposes at such reasonable salaries as the Receiver may determine;

(d)                                 to call up all or any portion of the uncalled capital of the Chargor;

(e)                                  to redeem any prior Encumbrance and to settle and pass the accounts of the security holder and any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Chargor and the money so paid shall be deemed an expense properly incurred by the Receiver;

(f)                                   to pay the proper administrative charges of the Chargee in respect of time spent by their agents and employees in dealing with matters raised by the Receiver or relating to the receivership of the Chargor; and

(g)                                  to do all such other acts and things as may be considered by the Receiver to be incidental or conducive to any of the above matters or powers or otherwise incidental or conducive to the preservation, improvement or realisation of the relevant Charged Assets.

26.                               Counterparts

This Charge may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single document.

27.                               Governing Law and Jurisdiction

27.1                        This Charge shall be governed by and construed in accordance with Hong Kong law.

27.2                        For the benefit of the Chargee, the Chargor irrevocably agrees that, subject to Clause 27.5, the courts of Hong Kong are to have jurisdiction to settle any disputes which may arise out of or in connection with this Charge and that accordingly any proceedings (referred to in this clause as “Proceedings”) arising out of or in connection with this Charge may be brought in such courts and the Charger irrevocably submits to the exclusive jurisdiction of such courts.

27.3                        The Chargor hereby designates, appoints and empowers Moore Stephens Associates Limited at 812 Silvercord, Tower 1, 30 Canton Road, Tsimshatsui, Kowloon, Hong Kong (or such other address in Hong Kong as the Chargor may notify to the Chargee) to accept service of process in such jurisdiction in any Proceedings and agrees that failure by such agent to give notice of such service of process to the Chargor shall not impair or affect the validity of such service or any judgment based on it.

27.4                        The Chargor irrevocably waives any objection which it may at any time have to the laying of the venue of any Proceedings in any court referred to in this Clause 27 and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any such Proceedings brought in such courts shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

27.5                        Nothing in this Clause 27 shall limit the right of the Chargee to take Proceedings against the Chargor in any court of competent jurisdiction nor shall the taking of Proceedings by the Chargee against the Chargor in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction whether concurrently or not.

Executed and delivered by the Chargor as a Deed and executed by the Chargee under hand the day and year first above written.

In Witness Whereof the parties have executed and delivered this Charge as a deed on the day and year first above written.

Schedule 1

Form of Notice of Charge to the Custodian

Date:                  [•]

From:               ShanghaiMed, Inc.

To:                             Guotai Junan Securities (Hong Kong) Ltd.

Dear Sirs,

Custodian Account Number [•]; and

Cash Settlement Account Number [•]

We hereby give you notice that by a charge over shares dated [•] (the “Charge”) (a copy of which is attached), we have charged and assigned to Gopher Global Credit Fund II (the “Chargee”) all our rights, title, interest and benefit in and to the Charged Assets.  Unless defined herein, terms used shall have the meanings defined in the Charge.

1.                                      With effect from your receipt of this notice, we hereby give you notice of (and, by signing the acknowledgement to this notice, you acknowledge) the following:

(a)                                 all the Charged Assets, including all the Shares and cash proceeds deposited in the Custodian Account and Cash Settlement Account (as applicable), are subject to the security created under the Charge;

(b)                                 pursuant to the terms of the Charge, we are not permitted to encumber, transfer, assign, sell, dispose or otherwise deal with all or any part of our rights, title and interest in the Charged Assets (including any proceeds deposited in the Cash Settlement Account (and we are not permitted to provide instructions to any other person or agree to effect the same) except with the Chargee’s prior written consent and save for any security created by the Charge or otherwise in favour of the Chargee;

(c)                                  until you receive written notice from the Chargee that the Charge has been discharged and released in full, we will not direct you to take any action in relation to the Charged Assets.  Notwithstanding, in the event that we purport to give you any instructions, authorisation or a notice of a release or discharge in relation to the Charged Assets, you shall immediately notify and enquire with the Chargee of such instructions, authorisation or a notice of a release or discharge (as the case may be) and to take instructions from the Chargee in respect of the same;

(d)                                 we are not permitted to change our direct or indirect shareholdings in the Charged Assets except as contemplated by the Charge or with the written prior consent of the Chargee;

(e)                                  we are not permitted to do or omit to be done or cause or permit to be done, or omitted to be done anything which may in anyway depreciate, jeopardize or otherwise prejudice the value to the Chargee, or the ability of the Chargee to realise, the security created by the Charge;

(f)                                   we are to ensure that all Dividends in cash, interest and other moneys arising from the Shares shall be paid into the Cash Settlement Account and no withdrawals can be made from the Cash Settlement Account without the written consent of the Chargee at any time;

(g)                                  we are to ensure that all Dividends payable in any other form in respect of the Charged Assets shall be deposited into the Custodian Account or as otherwise instructed by the Chargee; and

(h)                                 we may not take any action to terminate any arrangements with you except as contemplated in the Charge or with the written prior consent of the Chargee.

2.                                      We hereby irrevocably instruct and authorise you from time to time upon receiving specific written instructions from the Chargee to initiate any transfer or give effect to those instructions to transfer the Shares constituted under the Charge.

3.                                      You are under no obligation to, and must not enquire whether the Chargee may validly give any instruction under the Charge.  We will not challenge the validity of any instructions given by the Chargee or other action taken by it under the Charge (provided that the Chargee has acted in accordance with the terms of the Charge) or any action taken by you in accordance with the Chargee’s instructions pursuant to the Charge.

4.                                      Your only obligation is to follow the instructions given or purportedly given by the Chargee.  You are under no obligation or duty to investigate or determine the validity, legality or enforceability of the Charge, the security created under the Charge, Chargee’s charge over the Charged Assets, and the instructions given or purportedly given by the Chargee

5.                                      We shall indemnify you from and against all claims, liabilities, losses, damages, costs and expenses (including any and all court costs and legal fees) you may suffer or incur directly or indirectly as a result of, or in connection with, or arising out of your acting according to this notice or following the instructions given or purportedly given by the Chargee.

6.                                      We shall upon demand pay you a fee in such amount as notified by you to us, for your services provided in connection with this notice.

7.                                      We will remain liable for our obligations under all our account agreements with you relating to the Custodian Account and/or the Cash Settlement Account.  The Chargee has no obligations under any of them.

8.                                      Please note that these instructions are not to be revoked or varied without the prior written consent of the Chargee.

9.                                      This letter is governed by and construed in accordance with the laws of Hong Kong.

Please confirm your agreement to the above by signing and sending the attached acknowledgment to the Chargee with a copy to us.

Yours faithfully,

ShanghaiMed, Inc.

Schedule 2

Form of Acknowledgment of Notice of Charge from the Custodian

Date:                  [•]

From:               Guotai Junan Securities (Hong Kong) Ltd.

To:                             ShanghaiMed, Inc. as Chargor

Dear Sirs,

Custodian Account Number [•]; and

Cash Settlement Account Number [•]

We confirm receipt from ShanghaiMed, Inc. (the “Chargor”) of a notice dated [•] of a charge upon the terms of a charge over shares dated [•] (the “Charge”) of all the Chargor’s rights, title, interest and benefit in and to the Charged Assets (as defined in the Charge, a copy of which was attached to the notice).  We confirm that we accept the instructions and authorisations contained in that notice and we undertake to act in accordance and comply with the terms of that notice.

This letter shall be governed by and construed in accordance with the laws of Hong Kong.

Yours faithfully,

For and on behalf of Guotai Junan Securities (Hong Kong) Ltd.

(Authorised Signatory)

Execution Page

Executed and delivered as a Deed

The Chargor

The Common Seal of ShanghaiMed, Inc. was affixed to this Deed (pursuant to a resolution of its Board of Directors) in the presence of: /s/ Ligang Zhang

[Apply Seal Here]
ShanghaiMed, Inc. (Seal)

Signature Page (Listco Share Charge (HK))

The Chargee

Signed for and on behalf of Gopher Global Credit Fund II

/s/ WANG PIAU VOON
By: Wang Piau Voon

Signature Page (Listco Share Charge (HK))